Mogul Energy announces Letter of Intent with Sea Dragon Energy, Inc. to increase Mogul Energy’s interest in the East Wadi Araba Concession, Gulf of Suez, Egypt from 20% to 60%

Seattle, Washington, July 31, 2007 --

Mogul Energy International, Inc. (OTCBB: MGUY; FSE: BKX), an oil and gas exploration company with interests in the Gulf of Suez, Egypt, and Saskatchewan, Canada, announced today that it has entered into a letter of intent (“LOI”), dated July 30, 2007, to complete a Business Combination with Sea Dragon Energy, Inc., a private Canadian corporation. If the Business Combination is completed as outlined in the LOI, Mogul Energy’s working interest in the East Wadi Araba Concession would increase from 20% to 60%.  The LOI is nonbinding, and the completion of the transaction is contingent upon the negotiation and entry into definitive acquisition documents, as well as upon various closing conditions imposed by such documents.  To read the complete terms of the LOI, please view the company’s Form 8-K filing with the SEC at http://www.sec.gov.

Naeem Tyab, President of Mogul Energy stated, “I believe that the planned combination of Sea Dragon’s 40% interest in the EWA Concession with Mogul Energy’s existing 20% interest is an exciting development for Mogul Energy.  In addition to giving Mogul Energy a majority interest in the EWA Concession, the combination would allow the Company to focus the talent and resources of both companies on the development of the EWA Concession.  The planned addition to Mogul Energy’s management of the experienced oil and gas team from Sea Dragon should benefit the Company.  The ability to increase our interest in the Concession, while focusing our combined talent and resources, are key considerations in our analysis of the merits of this combination.”

The Company anticipates that David M. Thompson, President of Sea Dragon, would become the Chief Executive Officer of Mogul Energy upon the completion of the Business Combination.  Mr. Thompson stated “We are excited about the combination with Mogul Energy and look forward to focusing our combined talent and resources toward development of the EWA Concession in Egypt, where we are currently drilling our first exploration well, in addition to Mogul Energy’s current Canadian assets.”

Information Concerning the Proposed Business Combination:

Mogul Energy and Sea Dragon have entered into an LOI delineating certain terms and conditions pursuant to which the proposed Business Combination will be completed. The Business Combination is subject to the parties successfully negotiating and entering into a definitive agreement, and to satisfaction or waiver of any closing conditions (including without limitation any required government approvals and concessions) set forth in such agreement if ultimately executed by the parties.

Pursuant to the LOI, Mogul Energy and Sea Dragon have agreed to issue common shares in the capital of Mogul Energy to the current shareholders of Sea Dragon on the basis of one (1) common share of Mogul Energy for each common share of Sea Dragon currently outstanding.  In addition, outstanding warrants and options in Sea Dragon, as described below, will be exchanged for warrants and options in Mogul Energy at the same or similar terms.

The Business Combination is subject to conditions precedent to completion, which includes board of director and shareholder approval, compliance with applicable corporate and securities laws, satisfactory completion of due diligence reviews by both parties, and certain other conditions customary for transactions of this nature. The target closing date for the Business Combination is September 30, 2007, or such other date as the parties may mutually agree upon.  There can be no assurance that the Business Combination will be completed as proposed, or at all.  Further information on the Company can be found in the Company’s filings with the United States Securities and Exchange Commission (http://www.sec.gov).

Management and Board of Directors of Resulting Issuer

Upon completion of the Business Combination, it is anticipated that management of the resulting issuer will include the persons identified below. Additional proposed directors and officers of the resulting issuer will be identified at a later date.

David M. Thompson – Chief Executive Officer and Director
David Thompson has over 25 years of financial experience in the oil and gas industry. He joined the Larmag Group of Companies in 1988 and established the oil trading company Larmag Energy Trading Limited based in Bermuda with offices in the US and Europe. Mr. Thompson was appointed senior vice president when he became the finance director for Larmag Energy operating in Turkmenistan in 1992.

Mr. Thompson has helped to raise over US$100 million in funds for the Larmag Group of Companies and has negotiated a number of farm-outs to reduce Larmag Group of Companies' interest to Odyssey Petroleum Corporation and later Dragon Oil Plc.

Mr. Thompson became the Chief Financial Officer of Aurado Energy, Inc. (TSX: AEO) in 2002, and became the Chief Financial Officer of Forum Energy Corporation (OTCBB: FRUEF) from 2003 to 2005. In 2005, he helped to take the assets of Forum Energy Corporation into a new UK Company, Forum Energy Plc, and successfully admitted this company to the Alternative Investment Market ("AIM") in London by raising over 15 million Pounds Sterling through an initial public offering.

Mr. Thompson is a Certified Management Accountant (1988) and is on the board of a number of mutual fund companies as well as charities.

Mr. Naeem Tyab - President and Director
Mr. Tyab has been the President and a Director of Mogul Energy since September 29, 2005. Between April 2002, and prior to his appointment as President of Mogul Energy, Mr. Tyab acted as an independent consultant to a number of public and private oil and gas companies in relation to their financing and acquisition activities. Prior thereto, and from December 1997 to March 2002, Mr. Tyab was involved in the venture capital and investment banking industry in his capacity as a registered representative for a Canadian based securities dealer.

Mr. Ernie Pratt - Director
During the past 5 years Mr. Pratt has acted as President of Lateral Development Group Ltd., a technical consulting company focused on Canadian and International oil and gas exploration projects. Mr. Pratt has in excess of 32 years experience in development and management of oil and gas exploration and development programs in Canadian frontier areas, in western Canada and internationally. Mr. Pratt has formerly worked in Egypt for four years as the Vice President of Exploration for Rally Energy (TSX:V). Mr. Pratt graduated from the University of Alberta with a Masters of Science Degree with a specialization in Geology. He is a member of the Association of Professional Engineers, Geologists and Geophysicists of Alberta, and the American Association of Petroleum Geologists.

Dr. Barry G.M. Wood - Director
Dr. Barry Wood has over thirty-three years experience in the oil and gas industry which includes 16 years with Marathon Oil in various positions such as Exploration Manager, Egypt. Currently, he is the founder and director of PetroQuest International Ltd., a UK based company specializing in identifying and developing exploration fairways, prospect mapping and assisting in development work. Dr. Wood also acts as an international consultant advising on exploration strategies, risks and development plans in North and East Africa, the Middle East and South East Asia. He has also conducted a three-year research project on Basin Evolution of North Africa and the northern Middle East to understand reservoir and trap development in that region. Dr. Wood has a Doctorate of Philosophy from Oxford University (2001), a B.Sc. Honors from Queen's University (1972) and a B.A. from Queen's University (1969).

Ahmed Farid Ahmed Moaaz- Country Manager, Egypt, and Director
Mr. Moaaz has over 30 years experience in the oil and gas industry. Mr. Moaaz was the Chairman and Managing Director of the Egyptian Natural Gas Holding Company (E-Gas), El Wastani Petroleum Company, a joint venture between The Egyptian Natural Gas Holding Company and Centurion International between 2003 and 2005. Mr. Moaaz was also a former Deputy Chairman for Production of Egyptian General Petroleum Corporation where he was responsible for supervising and directing drilling production and petroleum engineering of all joint venture companies operating in Egypt. Mr. Moaaz has also supervised the operations and was a director of Suez Esso Petroleum Company. Mr. Moaaz has a B.Sc. in Petroleum Engineering from Cairo University (1971).

Mr. Sean Malcolm - General Counsel / VP Business Development
Prior to joining Mogul Energy, Mr. Malcolm practiced law with a large, national law firm headquartered in the Pacific Northwest, and a litigation boutique located in Seattle, Washington. Mr. Malcolm has prior business experience in the natural resource sector. In 1990, he started a forestry business focused in British Columbia, and he previously worked for a large forestry licensee with operations in British Columbia, Washington, and Oregon. Mr. Malcolm has experience with U.S. capital markets and has completed level I and II of the Chartered Financial Analyst program. Mr. Malcolm attended law school at the University of British Columbia, and the University of Washington School of Law, where he obtained a J.D. (honors). He also obtained a Bachelor of Science (Geography) from the University of Victoria. Mr. Malcolm is a member of the Washington State Bar Association.

Jeffrey Ratcliffe – Treasurer
Prior to becoming the Chief Financial Officer of Sea Dragon Energy in 2006, Mr. Ratcliffe held the position of junior accountant for several publicly listed resource companies. Mr. Ratcliffe graduated with a bachelor’s degree in economics from the University of Victoria in 1994, and has spent nine years working in the investment industry.

Information Concerning Mogul Energy:

Mogul Energy is an oil and gas exploration company with headquarters in Seattle, Washington, and an exploration office in Cairo, Egypt. The Company recently announced the drilling of its first exploration well in the EWA Concession. The deviated EWA 4X well, currently being drilled from an onshore surface location, is designed to test a large offshore structure, targeting light oil in the Raha and Nubia formations. Mogul Energy intends to develop its portfolio of oil and gas properties in the Gulf of Suez, Egypt, and South East Saskatchewan, Canada. Mogul Energy currently has a 20% working interest in the EWA Concession.  The LOI announced today contemplates a combination with Sea Dragon that would, upon closing, increase Mogul Energy’s interest in the EWA Concession to 60%.  Mogul Energy also holds a 100% interest in approximately 9,300 acres of leased properties located in South East Saskatchewan, Canada.

Mogul Energy is a Delaware corporation with its principal place of business in Seattle, Washington.  The common shares of Mogul Energy are listed on the NASD Over The Counter Bulletin Board (OTCBB) system under the symbol ‘MGUY,’ and the Frankfurt Stock Exchange (“FSE”) under the symbol ‘BKX.’ Mogul Energy currently has 38,561,810 common shares outstanding and 625,000 shares reserved for issuance upon the exercise of warrants.  Further information concerning Mogul Energy can be found in the Company’s filings with the U.S. Securities and Exchange Commission (http://www.sec.gov).

Information Concerning Sea Dragon:

Sea Dragon is a private company existing under the federal laws of Canada. Sea Dragon currently has 40,497,500 common shares outstanding. Sea Dragon has also issued warrants to acquire an aggregate of 3,873,750 common shares in the capital of Sea Dragon at a price of $0.30 per share.  Sea Dragon has granted compensation options to acquire an aggregate of 529,000 common shares in the capital of Sea Dragon at a price of $0.20 per share as part of a finder’s fee in connection with non-brokered private placements completed by Sea Dragon.  In addition, Sea Dragon has agreed to grant stock options to acquire up to an aggregate of 2,100,000 common shares in the capital of Sea Dragon.  It is anticipated that these options will be converted to options to acquire the same amount of shares in the capital of Mogul Energy at a price to be determined by the Mogul Energy Board of Directors.

Sea Dragon has been engaged in the oil and gas exploration business since March 28, 2006. Sea Dragon's principal interest is in the exploration of oil in the EWA Concession.  Sea Dragon currently has a 40% working interest in the EWA Concession.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the securities laws, which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's ability to negotiate, enter into, perform and consummate the Business Combination described in this release. Inherent in the Company’s business plan is a belief that Mogul Energy can successfully explore oil and gas properties in Egypt and Canada, and that the Company can participate in the development of those properties. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Mogul Energy's control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Mogul Energy's filings with the U.S. Securities and Exchange Commission. Mogul Energy International, Inc. assumes no obligation to update or supplement such forward-looking statements other than as required by law.

Contact Information:
Investor Relations
Bethany Tomich
Equity Performance Group
617-723-1465
Bethany@equityperfgp.com
http://www.equityperformancegroup.com

Company Contact
Sean Malcolm
Mogul Energy
206-357-4220
sean@mogulenergy.com
http://www.mogulenergy.com

Or

David Thompson
Sea Dragon Energy Inc.
President
604-608-8704
david@seadragon.ca

SOURCE Mogul Energy International, Inc.